Exhibit 99.2

Tesla and SolarCity to Combine

Just over a month ago, Tesla made a proposal to purchase SolarCity and today we are announcing that the two companies have reached an agreement to combine, creating the world’s only vertically integrated sustainable energy company.

Solar and storage are at their best when they’re combined. As one company, Tesla (storage) and SolarCity (solar) can create fully integrated residential, commercial and grid-scale products that improve the way that energy is generated, stored and consumed.

Now is the right time to bring our two companies together: Tesla is getting ready to scale our Powerwall and Powerpack stationary storage products and SolarCity is getting ready to offer next-generation differentiated solar solutions. By joining forces, we can operate more efficiently and fully integrate our products, while providing customers with an aesthetically beautiful and simple one-stop solar + storage experience: one installation, one service contract, one phone app.

We expect to achieve cost synergies of $150 million in the first full year after closing. We also expect to save customers money by lowering hardware costs, reducing installation costs, improving our manufacturing efficiency and reducing our customer acquisition costs. We will also be able to leverage Tesla’s 190-store retail network and international presence to extend our combined reach.

Here are some key terms of today’s announcement: this is an all-stock transaction with an equity value of $2.6 billion based on the 5-day volume-weighted average price of Tesla shares as of July 29, 2016. Under the agreement, SolarCity stockholders will receive 0.110 Tesla common shares per SolarCity share, valuing SolarCity common stock at $25.37 per share based on the 5-day volume weighted average price of Tesla shares as of July 29, 2016.

After comprehensive due diligence in consultation with independent financial and legal advisors, the independent members of the Tesla and SolarCity boards of directors approved this transaction. Tesla’s financial advisor was Evercore, and Wachtell, Lipton, Rosen & Katz was its legal advisor. The financial advisor to the special committee of SolarCity’s board of directors was Lazard and its legal advisor was Skadden, Arps, Slate, Meagher & Flom.

As part of the agreement, SolarCity has a 45-day period known as a “go-shop”, which runs through September 14, 2016. This means that SolarCity is allowed to solicit alternative proposals during that time. Each company today filed a Form 8-K with the SEC that provides additional details regarding the transaction.

While today’s news is a big step, it isn’t the finish line – we expect the transaction to close in the fourth quarter of 2016. Before then, the deal must be approved by a majority of the disinterested shareholders of both Tesla and SolarCity voting at each shareholder meeting. We also need to obtain regulatory approval and meet other closing conditions.

**********

Forward-Looking Statements

Certain statements in this presentation, including statements relating to the proposed combination of SolarCity Corporation (“SolarCity”) and Tesla Motors, Inc. (“Tesla”) and the combined company’s future financial condition, performance and operating results, strategy and plans are

“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. In addition to factors previously disclosed in Tesla’s and SolarCity’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this presentation, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the ability to obtain regulatory approvals and meet other closing conditions to the transaction, including requisite approval by Tesla and SolarCity stockholders, on a timely basis or at all; delay in closing the transaction; the ultimate outcome and results of integrating the operations of Tesla and SolarCity and the ultimate ability to realize synergies and other benefits; business disruption following the transaction; the availability and access, in general, of funds to meet debt obligations and to fund ongoing operations and necessary capital expenditures; and the ability to comply with all covenants in the indentures and credit facilities of Tesla and SolarCity, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Tesla’s and SolarCity’s most recent reports on Form 10-K and Form 10-Q and other documents of Tesla and SolarCity on file with the Securities and Exchange Commission. Tesla’s and SolarCity’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, Tesla and SolarCity undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information and Where to Find It

The transaction will be submitted to the stockholders of each of SolarCity and Tesla for their consideration. Tesla will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of SolarCity and Tesla. INVESTORS AND SECURITY HOLDERS OF SOLARCITY AND TESLA ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website, www.sec.gov.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

SolarCity, Tesla, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from SolarCity and Tesla stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be deemed participants in the solicitation of SolarCity and Tesla stockholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about SolarCity’s executive officers and directors in its definitive proxy statement filed with the SEC on April 21, 2016. You can find more detailed information about Tesla’s executive officers and directors in its definitive proxy statement filed with the SEC on April 15, 2016.